MOMENTUS INC.
INSIDER TRADING POLICY
(Revised August 21, 2023)
1.Purpose
The following sets forth the policy of Momentus Inc. (the “Company”) with respect to transactions in the Company’s securities (e.g., Class A common stock), as well as the securities of publicly-traded companies with which the Company has a business relationship, for the purpose of promoting compliance with applicable securities laws by its directors, officers, employees and designated contractors.
Federal and state securities laws prohibit the purchase or sale of a company’s securities by anyone who is aware of material information about that company that is not generally known or available to the public. These laws also prohibit anyone who is aware of material non-public information (“MNPI”) from disclosing this information to others who may trade. Companies and their controlling persons may also be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.
The penalties for insider trading include civil fines of up to three (3) times the profit gained or loss avoided, and criminal fines of up to $5 million and up to twenty years in jail for each violation. The Securities and Exchange Commission (“SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.
2.Covered Persons
As a director, officer, employee or designated contractor of the Company or its subsidiaries (each, a “Covered Person”), this policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in the Company’s securities); it also covers venture capital firms and other entities (such as partnerships, trusts and corporations) that are affiliated or associated with you or such persons. You are responsible for making sure that any transaction in securities covered by this policy by you or any of these people or entities complies with this policy.
An affiliate of a person subject to this policy is someone who directly or indirectly controls or is controlled by, or is under common control with such person. An associate of a person subject to this policy is (i) a corporation or organization (other than the Company or a majority owned subsidiary of the Company) of which such person is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities or (ii) any trust in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity.

Each individual is responsible for the consequences of his or her actions. You are responsible for understanding and complying with this policy. Employees of the Company who violate this policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity plans or termination of employment for cause.
The portions of this policy relating to trading while in possession of MNPI and the use or disclosure of that information continue to apply to transactions in the Company’s securities even after termination of employment or association with the Company. If you are aware of MNPI about the Company when your employment or other business relationship with the Company ends, you may not trade in the Company’s securities or disclose the MNPI to anyone else until that information is made public or becomes no longer material, including by waiting until the end of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service.
3.Definition of Material Non-Public Information
For purposes of this policy, “material non-public information” or “MNPI” is any material information about a company that has not yet become publicly available.
Information is “material” if a reasonable investor would likely consider it important in making a decision to buy, hold or sell securities. Any information that could reasonably be expected to affect the price of the security is material. The information may be positive or negative. Financial information is frequently material, even if it covers only part of a fiscal period or less than all of the company’s operations, since either of these might convey enough information about the company’s consolidated results of operations to be considered material information. Other common examples of information that may be material include:
•information regarding financial results, financial condition and financial forecasts, including earnings estimates or changes in previously announced earnings estimates;
•significant proposed mergers, acquisitions, investments or divestitures;
•gain or loss of significant customers;
•changes or delays in flight schedules;
•entry into, renewal, termination or changes to material contracts;
•layoffs or restructurings;
•cyber security incidents and data breaches;
•developments in significant litigation or government investigations or reviews;
•public or private debt or equity offerings;
•significant changes in senior management;
•new product or service offerings; or

•capital allocation developments, such as share repurchases and dividends.
It is not possible to define all categories of material information, and you should recognize that the public, the media and the courts may use hindsight in judging what is material. Therefore, it is important to “play it safe” and assume information is material if there is any doubt. You may also consult with the Compliance Officer. The “Compliance Officer” means the Company’s Chief Legal Officer (“CLO”) or the CLO’s designee; provided that in the event there is no CLO, the CLO is unavailable or with respect to the application of this policy to the CLO, the Company’s Chief Financial Officer or Deputy General Counsel shall be authorized to serve as the Compliance Officer or to designate another person as the Compliance Officer.
Information is “non-public” if it is not generally known or available to the public. Information may still be non-public even though it is widely known within the Company.
Release of information to the media does not immediately mean the information has become publicly available. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb and evaluate it. Ordinarily, information about the Company should not be considered public until at least two full trading days have passed following its formal release to the market.
4.Trading While in Possession of MNPI is Prohibited
4.1.     You are prohibited from engaging in any transaction in the Company’s securities (including gifts or other transfers without consideration, such as partnership distributions) while aware of MNPI about the Company. It makes no difference whether or not you relied upon or used MNPI in deciding to trade – if you are aware of MNPI about the Company, the prohibition applies.
This prohibition covers virtually all transactions in securities of the Company, including securities and transaction not permitted under this policy. In this regard, the term “securities” includes common stock, options to purchase common stock, debt securities, preferred stock and derivative securities, such as put and call options, warrants, swaps, caps and collars, and the term “transactions” includes purchases, sales, pledges, hedges, loans and gifts of the Company’s securities, as well as other direct or indirect transfers of the Company’s securities. This prohibition extends to trades of the Company’s securities in which you have any “beneficial” or other interest, or over which you exercise investment control, including: (i) transactions in the Company’s securities held in joint accounts or accounts of persons or entities controlled directly or indirectly by you; (ii) transactions in the Company’s securities for which you act as trustee, executor or custodian; and (iii) transactions in any other account or investment involving in any way any the Company’s securities over which you exercise any direct or indirect control.
4.2    For the avoidance of doubt, this prohibition applies to the subsequent sales of the Company’s securities issued pursuant to equity awards, and the Company’s Employee Stock Purchase Plan (“ESPP”), as well broker-assisted sales for the purpose of generating the cash needed to cover the costs of options exercises and/or tax withholding. In addition, your decision to participate in the ESPP and any decision to change your election under the ESPP should not be made while you are in possession of MNPI.
4.3    You are also prohibited from engaging in transactions in securities of other companies (as broadly defined as such terms are in the second paragraph of Section 4.1) while aware of material non-public information about those companies. In particular, information learned in connection with your work on transactions or relationships between the Company and another publicly-traded company may constitute MNPI about the other company. Such MNPI may include negotiations over mergers, acquisitions, divestitures or renewal or termination of significant contracts or other arrangements.
4.4.     These prohibitions do not apply to:
    4.4.1.    The exercise of stock options or option-like awards if the exercise price is paid in cash or through the Company withholding a portion of the shares underlying the options.
    4.4.2.    The Company’s withholding of shares underlying equity awards to satisfy tax withholding requirements.
    4.4.3    The purchase of shares under the ESPP.
    4.4.4    Trades made pursuant to a valid “10b5-1 plan” approved by the Compliance Officer as described in Section 8 below.
    4.4.5    Transfers by will or the laws of descent and distribution or transfers for tax planning purposes in which your beneficial ownership and pecuniary interest in the transferred securities does not change.
    4.4.6    Transactions otherwise prohibited by this policy if, prior to the transaction, the Compliance Officer determines that the transaction is not inconsistent with the purposes of this policy and exceptional circumstances apply.
    4.4.7    The existence of a personal financial emergency does not excuse you from compliance with this policy and will not be the basis for an exception to the policy under Section 4.4.7 or otherwise for a transaction that is not inconsistent with the purposes of the policy.
5.Disclosure of MNPI is Prohibited; No “Tipping”
You may not disclose MNPI about the Company or any other company to others, make recommendations or express opinions to others about investments in or the prospects of the Company or those companies while in possession of this information, or otherwise make unauthorized disclosure or use of this information. Use of such information other than for legitimate business purposes of the Company violates Company policy and the terms of applicable confidentiality agreements. This practice, known as “tipping”, also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain or intend to gain any benefit from another's trading or the disclosure or use of such information.

Any written or verbal statement that would be prohibited under the law or under this policy is equally prohibited if made on electronic bulletin boards, chat rooms, blogs, websites or any other form of social media, including the disclosure of MNPI about the Company or with respect to other companies that you learn through your work with the Company.
6.Other Prohibited Transactions
You and any person acting on your behalf may not:
6.1    Engage in short sales of the Company’s securities (sales of securities that are not then owned), including “sales against the box” (short sales not exceeding the number of shares already owned).
6.2    Trade in derivatives of the Company’s securities, such as exchange-traded put or call options and forward transactions.
6.3    Purchase any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds) or otherwise engaging in any transactions that hedge or offset any decrease in the market value of the Company’s securities or limit your ability to profit from an increase in the market value of the Company’s securities.
6.4    Holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan unless the pledge has been approved by the Compliance Officer.
6.5    Except under valid 10b5-1 plans approved by the Compliance Officer as described in Section 8 below, establish standing orders for more than three business days.
7.Blackout Periods; Pre-clearance of Transactions
Except under valid 10b5-1 plans approved by the Compliance Officer as described in Section 8 below:
7.1    No Covered Person may engage in transactions in the Company’s securities during a quarterly blackout period, regardless of whether they are then actually aware of MNPI.
A quarterly blackout period is in effect with respect to each quarterly earnings announcement, starting on the first day of the first month of each fiscal quarter (provided, if the first day of the month is not a business day, then the next business day) and ending when one (1) full trading day has passed following the public announcement of the Company’s quarterly financial results. The Company has selected this period because it is the time when Restricted Persons are likely to have MNPI about the Company.
7.2    In addition to quarterly blackout periods applicable to certain Restricted Persons, from time to time the Company or the Compliance Officer may decide to impose an event-specific blackout period on those who are aware of particular information that the Company or the Compliance Officer determines to be MNPI. This kind of blackout may be imposed in connection with a potential acquisition, a financial analyst conference, anticipated positive or negative earnings surprises or other material developments. If you are subject to an event-specific blackout period, you may not engage in transactions in the Company’s securities until notified that the blackout period has ended.
The existence of an event-specific blackout will not be generally announced. If you are covered by the event-specific blackout, you will be notified by the Compliance Officer. Any person made aware of an event-specific blackout should not disclose the existence of the blackout to anyone else.
7.3    Pre-clearance of Transactions
    7.3.1    Each Restricted Person (as defined below) must refrain from engaging in transactions in the Company’s securities, even at times other than the “quarterly blackout periods” and “event-specific blackout periods” discussed above, without first submitting a request for pre-clearance to the Compliance Officer and having it approved. If you are a Restricted Person, you should submit a request prior to commencing any transaction, including but not limited to sales, purchases, option exercises, gifts or other transactions in the Company’s securities.
        If you are a Restricted Person, you will be notified from time to time by the Compliance Officer of the pre-clearance and other procedures applicable to you.
    7.3.2    Restricted Persons will be permitted to proceed with a proposed transaction only after the Compliance Officer has pre-cleared it and communicated his/her approval in writing or via e-mail. If you are a Restricted Person and your transaction is pre-cleared in accordance with the policy, you will then have three business days to effect the transaction (or, if sooner, before commencement of a quarterly or other blackout period), unless the Compliance Officer explicitly establishes another time period. However, under no circumstance may you engage in transactions in the Company’s securities while aware of MNPI about the Company, even if pre-cleared. Thus, if you become aware of MNPI after receiving pre-clearance, but before the transaction has been executed, you must not effect the pre-cleared transaction.
    7.3.3    The Compliance Officer is under no obligation to approve a request under the pre-clearance procedures provided for under this policy and may determine to reject any request, even if the proposed transaction would not violate the federal securities laws or a specific provision of this policy.
        Approval of any request under these pre-clearance procedures does not insulate you from liability under the securities laws. Under the law, the ultimate responsibility for determining whether an individual is aware of MNPI about the Company rests with that individual in all cases.
    7.3.4    The Compliance Officer, in consultation with the Chief Executive Officer and the Chief Financial Officer from time to time, will designate and maintain a list of “Restricted Persons” for purposes of this policy. Such persons include the Company’s executive officers and directors, including the Company’s principal accounting officer (if separate from the

Company’s principal financial officer) (“Section 16 Persons”), as well as others who are at an enhanced risk of possessing MNPI and who therefore must exercise greater diligence to comply with insider trading prohibitions. This latter category includes certain senior finance, legal, HR, business development, investor relations, corporate communication and management personnel in the Company’s business units, as well as any other employees in a role that makes it likely they will have involvement with MNPI. You will be notified by the Compliance Officer if you are considered a Restricted Person under this policy.
8. 10b5-1 Plans
SEC Rule 10b5-1(c) provides an affirmative defense to an allegation that a trade has been made on the basis of MNPI. Persons who establish written trading plans meeting the conditions of Rule 10b5-1 (commonly referred to as “10b5-1 plans”) can avail themselves of this defense. These plans can be useful in enabling insiders to plan trading activity in advance of receiving MNPI that would prevent them from trading until it is disclosed.
Transactions executed under valid pre-approved 10b5-1 plans are not subject to the pre-clearance procedures and trading prohibitions, including the quarterly or event-specific blackout periods, under this policy.
10b5-1 plans must be entered into in advance of trading when the person is not in possession of MNPI. Furthermore, 10b5-1 plans adopted or modified by members of the Board of Directors or Section 16 Persons must include a cooling-off period ending on the later of (i) 90 days after the adoption or modification of the plan or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified. 10b5-1 plans adopted or modified by all other persons subject to this Policy must include a cooling-off period of at least 30 days after the adoption or modification of the plan. No transactions may occur pursuant to a 10b5-1 plan prior to the expiration of the applicable cooling-off period.
The adoption of a new 10b5-1 plan or the modification of an existing 10b5-1 plan by any person subject to this Policy must be approved in advance by the Compliance Officer, and you should allow at least five (5) business days for that approval. Persons subject to this Policy must also notify the Compliance Officer prior to terminating an existing 10b5-1 plan.
Such plans must comply with applicable guidelines established by the Compliance Officer, as may be amended from time to time, and the person establishing the 10b5-1 plan must certify to the Compliance Officer in writing, no earlier than two (2) business days prior to the date that the plan is formally established, that (i) such person is not in possession of MNPI concerning the Company; and (ii) the plan complies with the requirements of SEC Rule 10b5-1(c), including that it is being entered into in good faith and not as part of a plan or scheme to evade the prohibitions of the rule. For more information about how to establish a 10b5-1 plan and applicable guidelines for the adoption and administration of such plans, please contact the Compliance Officer.
The Compliance Officer is under no obligation to approve any submitted 10b5-1 plan and may determine to reject any plan, even if it complies with SEC Rule 10b5-1(c) and otherwise complies with this policy.

9.Inquiries
Any questions about this policy, its application to a proposed transaction, or the requirements of applicable laws should be directed to the Compliance Officer at [* * *]@momentus.space.

INSIDER TRADING POLICY
ACKNOWLEDGMENT
I certify that I have read, understand and agree to comply with Momentus Inc.’s Insider Trading Policy. I agree that I will be subject to sanctions imposed by the Company, in its discretion, for violation of the Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company securities as necessary to ensure compliance with the Policy. I acknowledge that one of the sanctions to which I may be subject as a result of violating the Policy is termination of my employment, including termination for cause, or if I am a director, removal from the Board.
Date: __________________________    Signature: _________________________
                        Printed Name: ______________________